Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 9th day of July, 2019, by and between RCG-Goldsboro, LLC, a Georgia limited liability company (hereinafter referred to as "Seller"), and Medalist Diversified Holdings, L.P., a Delaware limited partnership (hereinafter referred to as "Purchaser").

WITNESSETH:

WHEREAS, Seller has offered to sell its right, title and interest in and to certain improved real property to Purchaser and Purchaser has offered to purchase such interest in and to the property from Seller; and

WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1.          DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section 1:

1.1         Agreement means this Purchase and Sale Agreement, together with all exhibits attached hereto.

1.2         Closing means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 10 hereof.

1.3         Closing Date means the time and date, established under Subsection 10.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

1.4         Due Diligence Items means those documents and other items set forth on Schedule 1.4 hereof that are in Seller’s possession.

1.5         Earnest Money shall have the meaning set forth in Section 4.2.

1.6         Escrow Agent means First American Title Insurance Company, located at Six Concourse Parkway, Suite 2000, Atlanta, Georgia 30328, Attention: Angie Yarbrough.

1.7         Execution Date means the date on which this Agreement is duly executed by both Seller and Purchaser; and such date shall be inserted in the preamble on the first page of this Agreement.

1.8         [Intentionally deleted].

1.9         Hazardous Substances mean any waste, substance or material determined to be hazardous, toxic, a pollutant or contaminate, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, now in effect, including, without limitation, petroleum and petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls and/or hazardous, toxic or dangerous wastes, substances or materials defined as such, or as a hazardous substance or any similar term, by, in or for the purposes of (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. §9601 et seq.)("CERCLA"); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.)("RCRA"); (iii) the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §1857 et seq., §7401 et seq. and §7601 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349, 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. §4321, §§4331 to 4335, §4341 et seq. and §8473); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act; (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §7901 et seq.); (xii) the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.); (xiv) the Noise Control Act (42 U.S.C. §4901 et seq.); (xv) the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq. and §11041 et seq.); and (xvi) Regulations of Environmental Protection Agency, 33 C.F.R. and 40 C.F.R.

1.10       Inspection Period means the period of time commencing on the Execution Date and ending at 5:00 P.M., Atlanta, Georgia time on the day which is forty (40) days following the Execution Date.

1.11       Permitted Exceptions means, other than any Mandatory Cure Items, any Title Objections to which Purchaser fails to object or which Purchaser waives pursuant to Section 5 hereof.

1.12       Property means collectively all of the following:

(i)          That certain tract or parcel of real property commonly known as Ashley Plaza, located in Goldsboro, Wayne County, North Carolina, and being more particularly described in the legal description attached hereto as Exhibit "A" and incorporated herein by reference, together with all rights, interests, ways, privileges, easements, appurtenances, plants, shrubs and trees located thereon or appurtenant thereto, and all right, title and interest of Seller in and to all public and private ways abutting, adjoining or traversing said tracts or parcels of real property (collectively, the "Land");

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(ii)         all buildings, structures, improvements, equipment, fixtures, appliances, mechanical, heating, ventilating, air conditioning, plumbing and electrical systems and equipment and other improvements of any and every nature located on the Land (exclusive of personalty owned or leased by any tenant occupying any portion of the Land) (the "Improvements");

(iii)        all personal property which is now owned or hereafter acquired by Seller prior to the Closing Date and used in connection with the ownership, operation and maintenance of the Shopping Center (as hereinafter defined) and which is located at the Shopping Center (the "Personalty");

(iv)        all of Seller's right, title and interest in and to (a) the leases with all amendments thereto described on Exhibit "C" attached hereto and incorporated herein by reference, and (b) any other written lease or written rental, occupancy, concession or license agreement entered into by Seller after the Execution Date which affects all or any portion of the Land and the Improvements and pertains to the leasing, rental, occupancy or licensing of the Land and the Improvements, together with all rents, issues and profits therefrom and security deposits thereunder (the "Tenant Leases");

(v)         to the extent assignable or transferable, all of Seller's right, title and interest in and to all warranties, guarantees and bonds from third parties (including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors) received in connection with or relating to the Land, the Improvements or the Personalty or with respect to the performance and quality of workmanship or the quality of materials relating to any of the foregoing (the "Warranties");

(vi)        to the extent assignable or transferable, all of Seller's right, title and interest in and to all permits, licenses, approvals, consents and certificates affecting the construction, ownership, occupancy, operation, maintenance, use and manner of use of the Shopping Center, including without limitation, zoning and variance approvals, special use or exception approvals or other zoning or building approvals, building permits and certificates of occupancy, issued by all governmental authorities or agencies having jurisdiction over any of the Shopping Center or the operation thereof (the "Permits");

(vii)       to the extent assignable or transferable, all "as built" surveys of the Property, "as built" plans and specifications of the Improvements, building and landscape plans and specifications and blueprints and engineering and architectural drawings relating to the Shopping Center (including any plans, specifications, blueprints or drawings for tenant improvements, outparcels and future expansions or modifications of the Shopping Center) which are now or hereafter in the possession of Seller (the "Plans and Specifications"); and

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(viii)      all of Seller's right, title and interest in and to: the telephone numbers and listings for the Property (other than telephone numbers and listing owned by Seller’s property manager); all master keys and keys to common areas, if any; the tradenames or fictitious names of "Ashley Plaza" (collectively, the "Other Business Assets").

The types or items of property described in subparagraphs (i) - (ix) above are sometimes hereinafter collectively referred to as the "Property", and are commonly known collectively as of the Execution Date as "Ashley Plaza." The Property is also sometimes herein referred to as the "Shopping Center."

1.13       Purchase Price means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Subsection 3.1 of this Agreement.

1.14       Title Objection and Title Objections mean any deeds to secure debt, mortgages, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics' or materialmen's liens (inchoate or perfected), liens for federal or state income, estate or inheritance taxes and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting Seller and which affect title to the Property, or the right, power and authority of Seller to convey to Purchaser title to the Property, in accordance with the terms of this Agreement, other than the Tenant Leases.

2.          SALE AND PURCHASE. Seller agrees to sell the Property to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.

3.          PURCHASE PRICE.

3.1         Amount of Purchase Price. The Purchase Price for the Property shall be Fifteen Million Two Hundred Thousand and No/100 Dollars ($15,200,000.00).

3.2         Payment of Purchase Price. On the Closing Date, Purchaser shall pay the balance of the Purchase Price to Seller in cash, federal funds check or by wire transfer of immediately available funds to an account with a Federal Reserve member bank designated by Seller, less a credit for the Earnest Money to the extent paid, and as adjusted pursuant to the adjustments and prorations provided herein.

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4.          EARNEST MONEY.

4.1         Deposit. Within three (3) business days following the Execution Date, Purchaser shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) with Escrow Agent as the earnest money deposit (the "Initial Earnest Money Deposit"). Upon the expiration of the Inspection Period, in the event Purchaser does not terminate this Agreement pursuant to the terms hereof, the Earnest Money shall become non-refundable and shall not be returnable to the Purchaser under any circumstances except as otherwise expressly provided in this Agreement or in the event Seller defaults hereunder. If Purchaser shall validly exercise any right or option under this Agreement to rescind, cancel or terminate this Agreement, the Earnest Money shall be immediately paid over and refunded to Purchaser in accordance with the terms and conditions of an escrow agreement to be entered into by and between Seller, Purchaser and Escrow Agent, which is attached hereto as Exhibit "D" and incorporated herein by reference (the "Escrow Agreement"), in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly provided herein. Escrow Agent shall promptly invest the Earnest Money and disburse same in accordance with the terms, conditions and provisions of the Escrow Agreement, and interest and income earned thereon shall accrue to and become part of the Earnest Money. Seller and Purchaser shall each pay one-half of Escrow Agent's fees and banking charges for serving as escrow agent, if any. At and in the event of Closing, Escrow Agent shall tender the Earnest Money to Seller on the Closing Date and the Earnest Money so delivered to Seller shall be applied and credited in reduction of the Purchase Price.

4.2         Additional Earnest Money Deposit. In the event Purchaser does not elect to terminate this Agreement prior to the expiration of the Inspection Period, within three (3) business days after the expiration of the Inspection Period, Purchaser shall deposit the additional sum of One Hundred Thousand and No/100 Dollars ($100,000.00) with Escrow Agent (the “Additional Earnest Money Deposit”). The Additional Earnest Money Deposit shall be held along with the Initial Earnest Money Deposit and shall be collectively referred to as the "Earnest Money."

5.          TITLE EXAMINATION AND OBJECTIONS.

5.1         Title Examination. Promptly after the Execution Date, Seller shall deliver to Purchaser a title insurance commitment for the Property (the "Title Commitment") from Escrow Agent, in its capacity as a title insurance company (the "Title Company"), which Title Commitment shall be certified to a current date and thereafter, if Purchaser does not elect to terminate this Agreement prior to the expiration of the Inspection Period, updated prior to the Closing Date. On or before the day that is seven (7) business days prior to the expiration of the Inspection Period, Purchaser may notify Seller, in writing (“Purchaser’s Title Notice”), of (i) any matters shown on the Title Commitment or Survey (as defined herein) to which Purchaser objects; (ii) any modifications, supplements and/or other modifications of the legal description, description of exceptions and/or other matters set forth in the Title Commitment and/or Survey; and (iii) any endorsement and/or other affirmative title insurance coverage required by Purchaser to be included in the Purchaser’s title insurance policy. Seller has no obligation to cure any Title Objection other than the Mandatory Cure Items (as defined below). Within three (3) business days after receipt of Purchaser's Title Notice (the "Election Date"), Seller shall notify Purchaser, in writing, of any Title Objections (other than the Mandatory Cure Items) which it either refuses to cure or is unable to cure in a manner acceptable to Purchaser. The absence of such notice from Seller shall be deemed to be Seller's election not to satisfy, correct or cure any objections set forth in the Purchaser’s Title Notice.

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5.2         Election Not to Correct Title Objections. In the event Seller notifies Purchaser on or before the Election Date of its election not to satisfy or correct any or all of the objections set forth in the Purchaser’s Title Notice (or is deemed to have elected), Purchaser shall, by notice to Seller within two (2) business days after the Election Date, elect one of the following:

5.2.1      To waive such Title Objection(s) identified in Purchaser’s Title Notice and to close the transaction in accordance with the terms of this Agreement; or

5.2.2      To terminate this Agreement by notice to Seller and to receive a complete refund of all the Earnest Money in accordance with the terms hereof, together with all interest accrued thereon (less and except the sum of One Hundred Dollars ($100), which shall be paid to Seller as consideration for entering into this Agreement), in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly provided herein. If Purchaser fails to give a written notice of termination within the time required herein, it shall be conclusively deemed that Purchaser has elected to waive the Title Objections (other than the Mandatory Cure Items) not so corrected or removed, and accept them as Permitted Exceptions.

5.3         Mandatory Cure Items. Notwithstanding anything herein to the contrary, Seller shall be obligated to remove or discharge the following: any deed of trust, deed to secure debt, mortgage, financing statements or security interests entered into by or on behalf of Seller encumbering the Property, and all judgments and liens against the Property caused by or on behalf of Seller (collectively, the “Mandatory Cure Items”); provided, however, that Seller shall not be obligated to cure any lien or encumbrance caused by or arising from Purchaser’s inspections of the Property.

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5.4         Additional Title Matters. In the event that any update(s) of the Title Commitment or Survey delivered after the date that Purchaser’s Title Notice is required to be made under Section 5.1 discloses any matters not set forth in the original Title Commitment or the Survey, then no later than five (5) business days after Purchaser’s receipt of the updated Title Commitment or update to the Survey, as applicable, Purchaser shall give written notice (the “Additional Title Notice”) to Seller of any such Title Objection disapproved by Purchaser. If Purchaser does not deliver the Additional Title Notice to Seller within the time-period set forth above, then Purchaser shall be deemed to have waived any objections to such matters disclosed in the updated Title Commitment or update of the Survey, as applicable, and such matters shall be considered Permitted Exceptions. In no event shall Seller intentionally cause any matters to affect title to the Property after the expiration of the Inspection Period without Purchaser’s prior written consent. Within three (3) business days after receiving the Additional Title Notice pursuant to this section, Seller will notify Purchaser in writing which matters objected to in the Additional Title Notice, if any, Seller will cure, satisfy or remove and Seller’s failure to so notify Purchaser will be deemed to be Seller’s notice that it will not cure, satisfy or remove any matters raised in the Additional Title Notice objected to by Purchaser. In the event Seller elects to cure less than all of the matters objected to in the Additional Title Notice, then Purchaser shall have the option to: (i) waive such Title Objection(s) identified in the Additional Title Notice and to close the transaction in accordance with the terms of this Agreement, or (ii) terminate this Agreement by notice to Seller and to receive a complete refund of all the Earnest Money in accordance with the terms hereof, together with all interest accrued thereon (less and except the sum of One Hundred Dollars ($100), which shall be paid to Seller as consideration for entering into this Agreement), in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly provided herein, such option to be exercised within two (2) business days following the date of Seller’s actual or deemed notification that Seller elects to cure less than all of the matters properly objected to in the Additional Title Notice.

6.          SELLER'S REPRESENTATIONS AND WARRANTIES. As used in this Section 6, the phrase "to the extent of Seller's actual knowledge" shall mean the actual knowledge of Charles Swain, Vice President of Operations for Seller’s affiliated property manager, ("Seller's Representative"). There shall be no duty imposed or implied to investigate, inspect or audit any such matters, and there shall be no personal liability on the part of Seller's Representative. To the extent Purchaser has or acquires actual knowledge prior to the Closing Date that these representations and warranties are inaccurate, untrue or incorrect in any material way and thereafter elects to consummate the transactions contemplated by this Agreement, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge If at any time Seller discovers that any of the warranties or representations set forth herein is untrue, then Seller shall notify Purchaser of such discovery, in which event such warranty or representation shall be deemed modified to the extent described in such notice. Upon Seller giving written notice to Purchaser of the modification of any such warranty or representation, then, notwithstanding any other provision of this Agreement, Purchaser shall have five (5) days after receipt of such notice to notify Seller of Purchaser’s election to terminate the Agreement. If Purchaser elects to terminate the Agreement, neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement, except that Purchaser will have the right to have its out of pocket expenses (not to exceed $25,000) incurred in connection with the transaction that is the subject matter of this Agreement reimbursed by Seller. As an inducement to Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser, as follows:

6.1         Authority. Seller has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. Seller is a limited liability company that is duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to transact business in the State of North Carolina.

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6.2         Execution and Delivery. The execution and delivery of this Agreement, and the performance and observance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any adverse condition, default or breach under, (i) any contract, agreement or other instrument (including, without limitation, any lease, license, covenant, commitment or understanding) to which Seller or its assets or properties are a party or are bound, (ii) any law, rule, regulation, notice, order decree or judgment of any nature to which Seller or its assets or properties are a party or are bound, or (iii) the governing agreement(s) of Seller.

6.3         Rights of Third Parties. Seller is not a party to any outstanding right of first refusal, right of reverter or option to purchase relating to the Property or any interest therein.

6.4         Non-Foreign Status. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

6.5         OFAC Compliance. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

6.6         Claims. There is not any action, suit or proceeding pending or, to the best knowledge of Seller, threatened in writing against, by or affecting Seller's right to transfer the Property or the title of the Property.

6.7         Compliance with Laws. Seller has received no written notice of the violation of or failure to comply with any law, ordinance, rule, regulation or requirement which is applicable to the Property.

6.8         Condemnation. There is not any pending or, to the best of Seller's knowledge, threatened action by any governmental authority or agency having the power of condemnation or eminent domain, which might result in all or any portion of the Property or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof.

6.9         Service Contracts. Except as set forth in Schedule 6.6 attached hereto and incorporated herein by reference, there are no management, maintenance, service or other contracts or agreements (oral or written), specifically including but not limited to Tenant Leases, contracts or other agreements with vendors for any equipment, property or services affecting the Property or the operation thereof entered into by or binding upon Seller for which Purchaser shall, at or after the Closing, have any obligation or liability whatsoever (the "Service Contracts").

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6.10       Leases. The Tenant Leases described on Exhibit "C" attached hereto and incorporated herein by reference constitute and accurately reflect the only Tenant Leases affecting the Property or any portion thereof as of the Execution Date. Except as set forth on Exhibit "C", Seller is not aware of any default by or on the part of the tenants under the Tenant Leases which have not been heretofore cured (and no default on the part of the landlord exists). There are no tenant improvement allowances, non-monetary tenant improvement obligations of landlord, leasing commissions and/or rent concessions with respect to the current term of the Tenant Leases, except as disclosed on Exhibit “C” attached hereto.

6.11       Financial Reports. The financial reports delivered as part of the Due Diligence Items are the same reports used and relied upon by the Seller in connection with its operation of the Property.

6.12       Hazardous Substances. To the best of Seller's knowledge except as set forth in any environmental report delivered by Seller, the Property does not contain Hazardous Substances in violation of applicable laws; and (ii) no Hazardous Substances or waste of any type have been generated, stored, treated, handled, transported, disposed of or released on the Property in violation of applicable laws.

6.13       Closing. Except with respect to any representation or warranty for which Seller has given Purchaser notice of a changed condition, all of the representations and warranties made herein by Seller are true and correct in all material respects as of the Execution Date and shall be true and correct in all material respects as of the Closing Date.

6.14       No Other Warranties and Representations. Except as expressly stated in this Section 6, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated herein are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser, shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

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6.15       SELLER’S LIMITATION OF LIABILITY. All representations and warranties made in this Agreement by Seller shall survive Closing for a period of nine (9) months (the “Survival Period”), and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice on or before the expiration of the Survival Period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within thirty (30) days after the giving of such notice. Notwithstanding anything to the contrary contained in this Section 6.15, Seller shall have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Twenty Thousand and No/100 Dollars ($20,000.00), in which event Seller shall be liable for each dollar of damages in excess of such Twenty Thousand and No/100 Dollars ($20,000.00) resulting from the breach or breaches of its representations and warranties; provided, however, in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). In no event shall any claim for a breach of any representation or warranty of either party be actionable or payable if the breach in question results from, or is based on, a condition, state of facts or other matter which was known to the non-breaching party prior to Closing or which was contained in the Due Diligence Items or in any other of Seller’s files, books or records made available to Purchaser for inspection or could have been discovered by Purchaser with the application of reasonable efforts to inspect the Property prior to Closing.

7.          PURCHASER'S REPRESENTATIONS AND WARRANTIES. As an inducement to Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller, as follows:

7.1         Authority. Purchaser has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. Purchaser is a validly created limited partnership under the laws of the State of Delaware.

7.2         Execution and Delivery. The execution and delivery of this Agreement and the performance and observance by Purchaser of Purchaser's duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any adverse condition, default or breach under, (i) any contract, agreement or other instrument (including, without limitation, any lease, license, covenant, commitment or understanding) to which Purchaser or its assets or properties are a party or are bound, (ii) any law, rule, regulation, notice, order, decree or judgment of any nature to which Purchaser or its assets or properties are a party or are bound, or (iii) the articles of incorporation, by-laws and shareholders' agreements (if any) of Purchaser.

7.3         Non-Foreign Status. Purchaser is not a “foreign person” within the meaning of the Code.

7.4         OFAC Compliance. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under OFAC regulations (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

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7.5         DISCLAIMER. EXCEPT AS STATED IN THIS AGREEMENT AND IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, IN CONNECTION WITH THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN, SELLER HAS NOT MADE, AND DOES NOT MAKE, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OF CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, COMPLIANCE BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY, EXCEPT AS STATED IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY REPRESENTATIONS REGARDING HAZARDOUS SUBSTANCES.

7.6         "AS IS" SALE. EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY AT THE CLOSING WITH THE PROPERTY BEING IN ITS PRESENT AS IS CONDITION WITH ALL FAULTS. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS EXPERIENCED IN THE OWNERSHIP, DEVELOPMENT AND/OR OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT PURCHASER PRIOR TO THE CLOSING WILL HAVE INSPECTED THE PROPERTY TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER ACKNOWLEDGES THAT IT IS FULLY RELYING ON PURCHASER'S (OR PURCHASER'S REPRESENTATIVES') INSPECTIONS OF THE PROPERTY AND, EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, NOT UPON ANY STATEMENT (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS (OR PURCHASER'S REPRESENTATIVES HAD), OR PRIOR TO THE CLOSING WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY); AND PURCHASER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES') INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY. EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY ATTRIBUTABLE TO THE PERIOD FROM AND AFTER THE DATE OF CLOSING. PURCHASER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT PURCHASER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THIS AGREEMENT OR IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING.

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7.7         ENVIRONMENTAL MATTERS. PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING SUCH INVESTIGATIONS OF THE PROPERTY REGARDING THE ENVIRONMENTAL CONDITIONS THEREOF AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER (AND SELLER'S PARTNERS AND SUCH PARTNERS' OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S PARTNERS AND SUCH PARTNERS' OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT ADVERSE ENVIRONMENTAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE ENVIRONMENTAL CONDITION OF THE PROPERTY. NOTWITHSTANDING THE FOREGOING, HOWEVER, PURCHASER SHALL NOT AND HEREBY DOES NOT RELEASE SELLER (OR SELLER'S PARTNERS OR SUCH PARTNERS' OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM ANY OF SUCH CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED) WHICH PURCHASER MIGHT ASSERT OR ALLEGE AGAINST SELLER (AND SELLER'S PARTNERS AND SUCH PARTNERS' OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER (OR ANY OF SELLER'S PARTNERS OR SUCH PARTNERS' OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS).

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8.          COVENANTS OF SELLER. As a material inducement to Purchaser to enter into this Agreement and to purchase the Property, Seller hereby covenants unto Purchaser the following:

8.1         Access to Property. Purchaser, upon one (1) business days’ notice to Seller, and Seller’s reasonable approval of the scope of any tests or studies conducted at the Property and subject to the rights of tenants under the Tenant Leases, shall have reasonable access to the Property at all times subsequent to the Execution Date, with full right to (i) inspect the Property; and (ii) to conduct all non-invasive tests thereon, including, but not limited to, surveys, a phase I environmental site assessment and property condition inspection, with respect thereto as Purchaser, its counsel, licensed engineers, surveyors or other representatives may deem necessary or desirable. Any entry on or to the Property by provisions hereof shall be at the risk of Purchaser, who hereby agrees not to cause damage to the Property and indemnifies Seller from any damage caused thereby; provided, however, and notwithstanding the foregoing, that Purchaser shall not be liable for the mere discovery of any pre-existing condition of the Property. In no event shall Purchaser have the right to conduct any invasive testing on the Property, without the prior written consent of Seller which may be withheld in Seller’s sole discretion. In the event Purchaser wishes to conduct tenant interviews, Purchaser shall provide Seller with written notice not less than forty-eight (48) hours prior to the proposed time for such tenant interview. Seller shall have the right to have a representative present during any such tenant interview. In the event Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period or if the Purchaser fails to close for any reason (other than Seller’s default), if requested by Seller, Purchaser shall assign and deliver to Seller all third party reports obtained by Purchaser in connection with its review and inspection of the Property. Purchaser agrees that its access to the Property shall be afforded in such a manner as not to interfere with the businesses or operations of Seller, any tenant under the Tenant Leases, or any of their respective customers, suppliers or distributors. Purchaser shall indemnify Seller for any loss or damage, including court costs and reasonable attorneys' fees, incurred by Seller due to Purchaser's inspection of the Property hereunder; provided, however, and notwithstanding the foregoing, that Purchaser shall not be liable for the mere discovery of any pre-existing condition of the Property. Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter such Property. Furthermore, Purchaser agrees to maintain and/or cause any of its representatives or agents conducting on the Property any surveys, tests, investigations, analysis or assessments pursuant to this Section 8.1 to maintain and have in effect workers' compensation insurance required by law, with statutory limits of coverage, and commercial general liability insurance with (i) all risk coverage (ii) waiver of subrogation, and (iii) limits of not less than Two Million Dollars ($2,000,000) for personal injury, including bodily injury and death, and property damage. Such insurance shall name the Seller and its property manager (RCG Ventures I, LLC) as an additional insureds. The terms of this Section 8.1 related to Purchaser’s obligation to assign the third party reports shall survive the termination of this Agreement.

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8.2         No Pending Legal Matters. If Seller receives any notice, or otherwise acquires knowledge, of the commencement of any legal action or notice from any governmental or quasi-governmental authority affecting the Property or the transaction contemplated by this Agreement, Seller agrees to promptly provide written notice of same to Purchaser. In the event that (i) Seller receives notice of any legal action or of the violation of any governmental laws, ordinances, rules, regulations or similar matters which will affect the Property in any material respect, and (ii) Seller fails to cure such matter giving rise to such legal action or violation within thirty (30) days from date of notice to Purchaser thereof (whereupon the Closing Date shall be extended for up to thirty (30) days without the payment of any extension fees to permit Seller's cure thereof, if applicable), Purchaser shall have the right to terminate this Agreement upon written notice to Seller, whereupon the Earnest Money, together with interest earned thereon, if any, shall be promptly returned to Purchaser.

8.3         No Violations. Seller agrees that it will observe all laws, ordinances, regulations and restrictions which affect the Property and its use. Seller will maintain the Property in a good and clean condition and shall perform or cause to be performed routine maintenance and repairs in connection with maintaining the Property.

8.4         Conducting Business. Seller shall operate and maintain the Shopping Center through and including the Closing Date in a manner consistent with its past practices and in accordance with the provisions of this Agreement. Seller shall, promptly upon receiving any notice or knowledge of any material damage or destruction to the Property, give Purchaser notice thereof. From and after the Execution Date and continuing through and until the Closing Date, Seller, at Seller's cost and expense, shall maintain in effect its present hazard and public liability insurance policies. Prior to the expiration of the Inspection Period, Seller shall have the right to enter into any new lease or extend, renew or materially modify any existing Tenant Lease without obtaining Purchaser’s prior written consent. In such event, Seller, shall, however, deliver a copy of the proposed new lease or extension, renewal or other modification agreement to Purchaser at least five (5) business days prior to the expiration of the Inspection Period, together with an estimate of the tenant allowances, leasing commissions, tenant improvements costs and other out-of-pocket costs and expenses (collectively, “Leasing Costs”) estimated to be incurred in connection with such transaction. Seller has disclosed to Purchaser that it is currently negotiating a lease for a portion of the Shopping Center with USAA for an ATM to be located at the Shopping Center (the “USAA Lease”). Notwithstanding anything contained herein to the contrary, Seller shall be responsible for the Leasing Costs with respect to the USAA Lease and shall pay such costs at Closing, if due, or otherwise provide Purchaser with a credit at Closing in the amount of such Leasing Costs; provided, however, in no event shall such Leasing Costs exceed $10,000 unless otherwise agreed to by Seller and Purchaser. Following the Inspection Period, Seller shall not enter into any new lease or extend, renew or materially modify any existing Tenant Lease without obtaining Purchaser’s prior written consent, which shall not be unreasonably withheld. At the Closing, Purchaser shall reimburse Seller for all actual out-of-pocket Leasing Costs incurred by Seller with respect to any such new Lease/extension/renewal or modification, and shall assume all unperformed liabilities and obligations of Seller with respect to such transactions pursuant to the assignment and assumption of Tenant Leases referred to in Section 10.2.4 hereof.

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8.5         Deliveries. Seller covenants and agrees to deliver the Due Diligence Items to Purchaser on or before the third (3rd) business day after the Execution Date. Such delivery may be effected by making some or all of the Due Diligence Items electronically available to Purchaser via an FTP website.

8.6         Tenant Estoppels and Subordination Agreements. Seller shall use commercially reasonable efforts to provide (i) estoppel certificates ("Tenant Estoppels"), and (ii) subordination, nondisturbance and attornment agreements (“SNDAs”) dated not more than thirty (30) days prior to the originally scheduled Closing Date from tenants under the Tenant Leases. The Tenant Estoppels shall be substantially in the form of Schedule 8.6 attached hereto and made a part hereof and the SNDAs shall be in the form provided by Purchaser to Seller within fifteen (15) days following the Execution Date; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature or in a form annexed to such Tenant’s Lease than are set forth on Schedule 8.6 or with respect to the form SNDA, provided by Purchaser to Seller, then Purchaser shall accept any modifications made to such Tenant Estoppel and SNDAs to the extent that such changes are consistent with the minimum requirements set forth in such Tenant's Lease. Purchaser shall complete the SNDAs to be delivered to the tenants under the Tenant Leases and provide such completed forms not less than 10 business days prior to the expiration of the Inspection Period. Seller shall have no obligation to send SNDAs to any tenants if Purchaser fails to deliver the completed SNDAs by such date. Notwithstanding the foregoing, Seller shall deliver to Purchaser not less than three (3) business days prior to the Closing Date, (a) Tenant Estoppels executed by the applicable tenants from (i) each of the tenants under the Tenant Leases commonly known as Hobby Lobby, Planet Fitness, Harbor Freight Tools, Citi Trends and Ashley Home Store (each, a “Major Tenant”) and (ii) from such other tenants constituting, in combination with the space occupied by the Major Tenants, seventy-five percent (75%) of the total space at the Property (collectively, the “Required Estoppels”), and (b) executed SNDAs from (i) each Major Tenant, and (ii) any of the remaining tenants who has a recorded memorandum of its Tenant Lease as set forth in the Title Commitment, or whose Tenant Lease requires an SNDA (the “Required SNDAs”). Seller’s delivery of the Required Estoppels and Required SNDAs shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement; provided, however, if Seller fails to deliver any Required Estoppels and Required SNDAs such failure shall not constitute a default by Seller. In the event Seller has not obtained all of the Required Estoppels and Required SNDAs prior to the Closing Date, Seller shall have the right to extend the Closing Date for a period of fifteen (15) business days to allow Seller additional time to obtain the Required Estoppels and Required SNDAs. In the event Seller fails to deliver the Required Estoppels and Required SNDAs to Purchaser prior to the Closing Date (as may be extended), Purchaser’s sole remedy shall be to terminate this Agreement by written notice to Seller and upon such termination, the Earnest Money shall be refunded to Purchaser and neither Seller nor Purchaser shall have any further liability hereunder except as may specifically survive the termination of this Agreement.

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8.7         Estoppels for Covenants, Easements, etc. Seller shall use commercially reasonable efforts to provide prior to the Closing Date an estoppel certificate dated no earlier than thirty (30) days prior to Closing, in form and substance reasonably acceptable to Purchaser, from all parties to any reciprocal easement agreements, declarations of covenants, conditions, and restrictions, or similar agreements.

8.8         Service Contracts. Prior to the expiration of the Inspection Period, Seller shall terminate all Service Contracts at Seller’s sole cost and expense.

9.          SURVEY AND LEGAL DESCRIPTION.

9.1         Surveys. Promptly after the Execution Date, Purchaser may, at Purchaser's expense, have the Property surveyed to ALTA standards as determined by Purchaser (or its lender) by land surveyors of Purchaser's choice, registered as such in the State of North Carolina. Upon Seller’s request, Purchaser shall deliver a PDF copy of such survey (the “Survey”) to Seller.

9.2         Legal Description. For purposes of the special warranty deed and other documents to be delivered to Purchaser by Seller at Closing, the legal descriptions of the Property shall be as set forth on Exhibit "A". To the extent that the Surveys describe property in any way different than said legal description, the Survey legal description will be conveyed by quitclaim deed and other documents and instruments which are to be delivered at Closing with no adjustment to the Purchase Price.

10.         CLOSING.

10.1       Closing Date. The Closing shall be held through deliveries to Escrow Agent (with no physical attendance by Purchaser or Seller required) on or before the date which is twenty (20) days following the expiration of the Inspection Period.

10.2       Deliveries At Closing. On the Closing Date, the Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this Agreement:

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10.2.1    Seller shall convey the Property to Purchaser (subject to the Permitted Exceptions), by delivering to Purchaser (i) a North Carolina special warranty deed in the form attached hereto as Schedule 10.2.1, conveying the Property to Purchaser pursuant to the legal description attached hereto as Exhibit "A", and (ii) a quitclaim deed in form reasonably acceptable to Purchaser and Seller, conveying the Property to Purchaser pursuant to the legal description to be drawn from the Survey.

10.2.2    Seller shall deliver to Purchaser an owner's affidavit in a form reasonably acceptable to the Title Company.

10.2.3    Seller shall deliver to Purchaser a certificate and affidavit of non-foreign status in a form satisfying the requirements of the foreign investors real property tax act ("FIRPTA").

10.2.4    Seller shall execute and deliver to Purchaser a limited warranty bill of sale and assignment in the form attached hereto as Schedule 10.2.4 (the "Bill of Sale and Assignment"). By executing and delivering the Bill of Sale and Assignment, Seller shall (i) convey to Purchaser the Personalty, the Plans and Specifications and the Other Business Assets (subject only to the Permitted Exceptions), and (ii) assign to Purchaser the Tenant Leases, the Warranties and the Permits.

10.2.5    Seller and Purchaser shall execute and deliver a closing statement in form and substance reasonably satisfactory to both Seller and Purchaser setting forth and describing the Adjustments required under and described in Subsection 10.4 hereof and such other matters reasonably required by Purchaser and reasonably approved by Seller (the "Closing Statement").

10.2.6    Seller shall execute and deliver to Purchaser a letter (or letters) addressed to the tenants under the Tenant Leases in the form attached hereto as Schedule 10.2.6.

10.2.7    Seller shall provide Purchaser with a certificate dated the Closing Date stating that all of the representations and warranties of Seller contained in Section 6 hereof are true and correct as of the date such representations and warranties are made and as of the Closing Date, except as to those matters with respect to the representations and warranties made herein by Seller that Purchaser may otherwise have been given notice regarding a changed condition.

10.2.8    Seller shall deliver to the Title Company such duly executed and verified certificates, resolutions, affidavits and other documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by appropriate proceeding and as to the authority of the members, partners or officers of Seller, as the case may be, as the Title Company may reasonably request.

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10.2.9    Concurrently with Seller's deliveries at the Closing, Purchaser shall pay to Seller the Purchase Price as provided in Subsection 3.2 hereof.

10.2.10    Seller shall deliver the following items to Purchaser at the Closing:

(i)          to the extent in the possession or control of Seller, the originals of (a) the Permits, (b) the Warranties, and (c) the Plans and Specifications;

(ii)         the originals (to the extent in Seller’s possession or control) of the Tenant Leases, including all riders, attachments, addenda and amendments thereto, guarantees thereof and all other documents which are or will be binding and enforceable on, or with respect to, Purchaser (or documents which create an estoppel effect on, or with respect to, Purchaser) relating to the Tenant Leases; and

(iii)        any and all keys to the Improvements in Seller's possession.

All other items of Personal Property to be conveyed hereunder which are not expressly required to be delivered under this Paragraph shall remain at, and be located upon, the Property on the Closing Date.

10.2.11     In addition to all documents, instruments and agreements expressly provided for herein, Purchaser and Seller shall execute and/or provide such other documents as may be reasonably required by counsel for either party to effectuate the purposes of this Agreement.

10.2.12     Seller shall deliver exclusive possession of the Property to Purchaser at Closing subject only to the Permitted Exceptions and tenants in possession under the Tenant Leases.

10.3       Closing Costs. At the Closing, Seller and Purchaser shall respectively pay the following costs and expenses:

10.3.1    Seller shall pay (i) the fees and expenses of Seller's attorneys, (ii) the cost of any transfer taxes or documentary stamp taxes attributable to the deed of conveyance for the Property, (iii) the cost of recording the deed, (iv) one-half of any Escrow Agent’s fees, and (v) the brokerage commission (pursuant to a separate written agreement) to the Broker, and any other costs and expenses actually incurred by Seller or required to be borne by Seller hereunder.

10.3.2    Purchaser shall pay (i) all title insurance costs, premiums, search and exam fees and endorsement costs (iii) recording and filing fees for all recordable instruments other than the deed delivered by Seller at the Closing pursuant to the terms hereof, (iv) the costs of the Survey, (v) the fees and expenses of Purchaser's attorneys and other professional or third-party fees and expenses incurred by Purchaser in connection with the transactions contemplated herein, (vi) any costs and expenses incurred in connection with Purchaser's financing of the Property, (vii) one half of any Escrow Agent fees, and (viii) any other costs and expenses actually incurred by Purchaser or required to be borne by Purchaser hereunder.

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10.4      Prorations. All matters involving prorations or adjustment to be made in connection with the Closing and not specifically provided for in some other provision of this Agreement shall be prorated as of 11:59 P.M. Eastern time of the day immediately preceding the Closing Date. The following prorations or adjustments (the "Adjustments") shall be apportioned by way of credits to or against the Purchase Price (except as otherwise provided herein), as follows:

10.4.1   Taxes: At the Closing, all state, county and city ad valorem taxes (real and personal property) with respect to the Property shall be prorated, based upon the amount of such taxes payable in the calendar year of the Closing, if known, or otherwise, based on the taxes for the previous calendar year. If the proration is based on taxes for the previous calendar year and the actual amount of such taxes for the calendar year of the Closing differs from the amount of such taxes for the previous calendar year, Purchaser and Seller, promptly upon receipt by either of them, of the notice or bill for such taxes, shall make the proper adjustment so that the proration will be accurate, based upon the actual amount of such taxes for the calendar year of the Closing (computed with the maximum discount for prompt payment), and payment shall be made promptly by Seller or Purchaser, whichever shall be required to make such payment, to the other party for the purpose of making such adjustment.

10.4.2   Receivables and Monthly Rentals: Except as otherwise provided in subparagraph 10.4.7 below, all monthly rentals and other fixed monthly charges payable for the month of the Closing and collected prior to Closing shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date. Seller shall be charged and Purchaser shall be credited with any rent collected by Seller before Closing but applicable to any period of time from and after Closing. All due but uncollected rent and other uncollected income for any period prior to the Closing Date (“Delinquent Rents”) shall not be prorated. Seller shall be entitled to receive all collected rentals from the Property for the period of its ownership through 11:59 p.m. of the day immediately preceding the Closing Date. Purchaser shall promptly pay to Seller Delinquent Rents if and when collected by Purchaser, provided that any money received by Purchaser shall be applied to then current obligations under the Lease accruing from and after the Closing Date prior to being applied to Delinquent Rents. Purchaser agrees to bill tenants of the Property for all Delinquent Rents in accordance with Purchaser’s standard practices. All receivables from the Property which are accrued from and after the Closing Date shall be paid to Purchaser or, if collected by Seller, shall promptly be paid over to Purchaser as and when collected.

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10.4.3   Utilities: Excluding any utilities in the name of tenants, in order to prorate charges for water, gas, electricity and any other utility services, representatives of Seller and of Purchaser shall arrange with the appropriate utility companies and governmental agencies to render final bills based upon a reading as of the day before the Closing of the meters monitoring the servicing of the Property. Seller shall pay all charges for utilities accrued to the time of such readings and shall be responsible for the payment of such bills as and when rendered. If, however, final bills for the foregoing charges are not rendered as of the Closing Date or such readings are not possible as of the day before Closing, the proration for utilities will be done as of 11:59 P.M. Eastern time the day before Closing and will be based on the most current and accurate billing information available. Should such proration be inaccurate upon receipt of the actual bills for the Property, Purchaser and Seller, promptly upon receipt by either of them of the utility bills, shall make the proper adjustment so that the proration will be accurate, based upon the actual amount of the utility bills, and payment shall be made promptly by Seller or Purchaser, whichever shall be required to make such payment, to the other party for the purpose of making such adjustment. Upon mutual agreement of Seller and Purchaser and with consent of the respective utility companies, utility deposits may be assigned to Purchaser. In such event, the amount of the assigned deposits will be paid by Purchaser to Seller at the Closing in addition to the Purchase Price.

10.4.4   Intentionally Omitted.

10.4.5   Intentionally Omitted.

10.4.6   Security Deposits: Seller shall transfer to Purchaser by way of a credit against the Purchase Price all security deposits actually held or received by Seller under the Tenant Leases and the aggregate amount of any unapplied advance and pre-paid rentals and monetary allowances with respect to the Tenant Leases.

10.4.7   Additional Rent. As used in Paragraph 10.4.2, the term monthly rentals means any amounts of base rent or minimum rent due and payable on a monthly basis under a Tenant Lease. With respect to any other amounts due under Tenant Leases, whether due on a monthly, quarterly, semi-annual or annual basis, including, without limitation, common area maintenance charges, the tenant's pro rata share of ad valorem taxes and assessments, the tenant's pro rata share of insurance premiums, and similar charges (collectively, "Additional Rents"), such amounts shall be prorated at Closing only to the extent actually collected from such tenants on or before such date. Purchaser shall use commercially reasonable efforts to collect all Additional Rents as and when they become due and payable. Upon receipt of any Additional Rents, the amount received by Purchaser shall be prorated between Seller and Purchaser in proportion to the amount due Purchaser for the period from and after the Date of Closing and the amount to Seller prior to the Date of Closing. The foregoing provision regarding post-closing collection and allocation of Additional Rents shall survive for twelve (12) months after the Closing. If, as of the Closing Date, Seller owes any tenant a rebate or credit ("Tenant Credits") because of any overpayment by such tenant of Additional Rents, Purchaser shall receive a credit against the Purchase Price at Closing equal to the Tenant Credits. If, after Closing but prior to March 31, 2020, it is determined that any tenants are entitled to a Tenant Credit for the calendar year in which the Closing occurs due to any overpayment of Additional Rent by such tenant prior to Closing, Seller shall reimburse Purchaser for Seller's pro rata share of such Tenant Credit. If Purchaser shall fail to request a payment related to any such Tenant Credits for any reason prior to June 30, 2020, by providing written notice to Seller of same, Seller shall not be responsible for paying any amounts to Purchaser related to any such Tenant Credits.

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10.4.8   Adjustments. Except as otherwise expressly provided herein, all adjustments and prorations, including without limitation, the Adjustments described in this Subsection 10.4, will be made in accordance with generally accepted accounting practices. The computation of the Adjustments shall be prepared and approved by Seller and Purchaser and set forth in the Closing Statement.

10.4.9   Survival. The provisions of this Section 10 shall survive the Closing.

11.       CASUALTY AND CONDEMNATION.

11.1         Risk of Loss. Until the purchase of the Property has been consummated on the Closing Date, all risk of loss of, or damage to, or destruction of, the Property (whether by fire, flood, tornado or other casualty, or by the exercise of the power of condemnation or eminent domain, or otherwise) shall belong to and be borne by Seller.

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11.2       Casualty or Condemnation. In the event of any damage to or destruction of the Property or any portion thereof which is reasonably estimated by Seller and Purchaser to cost Two Hundred Fifty Thousand Dollars ($250,000.00) or less to replace or repair, subject to the other terms and conditions of this Agreement, Purchaser shall nonetheless be obligated to consummate the purchase of the Property. In the event of any damage to or destruction of the Property or any portion thereof which is reasonably estimated by Seller and Purchaser to cost in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) to replace or repair, or in the event of any taking or written threat of taking by eminent domain or condemnation (or any conveyance in lieu thereof) of the Property or any portion thereof by anyone having the power of eminent domain or condemnation, Purchaser shall, by notice to Seller provided within ten (10) days of receiving notice from Seller of such event, elect to: (i) terminate this Agreement, whereupon the Earnest Money, together with all interest accrued thereon (less and except the sum of One Hundred Dollars ($100) which shall be paid to Seller as consideration for entering into this Agreement), shall be returned to Purchaser, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly provided herein; or (ii) consummate the purchase of the Property with no reduction in Purchase Price, subject to the following provisions of this Subsection 11.2. If Purchaser does not elect to terminate this Agreement pursuant to clause (i) of this Subsection 11.2 (or if the cost to replace or repair the damage or destruction is estimated to be Two Hundred Fifty Thousand Dollars ($250,000) or less), then Seller shall on the Closing Date pay to Purchaser all insurance proceeds then received by Seller, together with any deductible amounts under Seller's insurance policies (except for (i) Seller's allocable share of business interruption or rental loss insurance proceeds, which shall be treated as an Adjustment in accordance with Subsection 10.4 hereof, and (ii) such proceeds which have been paid by Seller to unaffiliated independent contractors for the repair or restoration of the Property occasioned by the damage or destruction; provided, however, Seller shall have no duty to undertake any such repair or restoration) and all condemnation awards and compensation then received by Seller which are not paid to tenants pursuant to the Tenant Leases. In addition, Seller shall transfer and assign to Purchaser, in form reasonably satisfactory to Purchaser, all rights and claims of Seller and all unpaid insurance proceeds (and all rights and claims relating thereto) with respect to the damage or destruction (except for (i) Seller's allocable share of business interruption or rental loss insurance proceeds, which shall be treated as an Adjustment in accordance with Subsection 10.4 hereof, and (ii) sums which have been paid by Seller to unaffiliated independent contractors for the repair or restoration of the Property occasioned by the damage or destruction; provided, however, Seller shall have no duty to undertake any such repairs or restorations) and all compensation and awards on account of such taking.

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12.         DEFAULT.

12.1       Seller's Default. In the event Seller is in material breach of or fails or refuses to perform its material obligations under this Agreement, then, after not less than ten (10) days prior written notice and opportunity to cure, in addition to Purchaser’s rights and remedies (and subject to the limitations under the first paragraph of Section 6) with regard to Seller’s breach of any of its representations and warranties hereunder, at Purchaser’s option, as Purchaser’s sole remedies hereunder either (a) the Earnest Money, to the extent paid, shall be refunded to Purchaser on demand, and Purchaser shall be entitled to reimbursement by Seller of Purchaser’s actual, documented, out-of-pocket third-party expenses and costs, including reasonable attorneys’ fees, incurred by Purchaser in connection with its due diligence investigations of the Property not to exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00), whereupon this Agreement shall be terminated and neither party shall have any further rights or obligations with respect hereto except as specifically set forth herein, or (b) Purchaser shall have the right to seek specific performance of this Agreement, which right must be exercised by Purchaser within thirty (30) days of delivery of Purchaser’s written default notice to Seller described above. Purchaser shall have no right to receive any other equitable or legal relief. Notwithstanding the foregoing, Purchaser shall be deemed to have elected to pursue the remedy set forth in clause (a) above as its sole and exclusive remedy if Purchaser fails to file suit for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date. Purchaser shall not be entitled to record a lis pendens against the Property other than in connection with any such timely filed specific performance action. Notwithstanding the provisions of this Section 12.1, in the event specific performance is unavailable because of an act of willful misconduct by Seller (for example, but not by way of limitation, because Seller has conveyed or encumbered all or a part of the Property to a third party without notice) or in the event Seller’s default is as a result of the willful misconduct of Seller, Purchaser shall, in addition to the remedy under clause (a) above, be entitled to recover its actual damages (but not exemplary or punitive damages) incurred as a result of Seller’s default in an amount not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). The remedies set forth in this Section 12.1 shall be Purchaser’s sole remedies arising from a default, breach or failure to perform by Seller. Purchaser hereby waives for itself and anyone who may claim by or through Purchaser, any and all rights to pursue any other remedial rights or sue or recover any amounts from Seller (including, without limitation, punitive, indirect and consequential damages), except to the extent set forth in the foregoing clauses (a) or (b) and except as set forth in Section 6.14, and shall not commence or pursue any such remedy. No partner, manager of, member or, beneficial interest holder in or agent of Seller, nor any advisor, trustee, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any company, corporation or trust that is or becomes a member, trustee or manager of Seller (collectively “Seller Parties”), shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing, except to the extent such parties are determined, pursuant to a final, non-appealable judgment, to have knowingly and intentionally defrauded Purchaser.

12.2       Purchaser's Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser's default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder or otherwise, to payment of the Earnest Money, with interest thereon, as full and complete liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is difficult or impossible to estimate more precisely or accurately the damages which might be suffered by Seller upon Purchaser's default. Seller's receipt of the Earnest Money, with interest thereon, is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement, or (ii) to recover actual damages in excess of such sums. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to seek or claim a refund of such sums (or any part thereof) on the grounds that such amount is unreasonable in amount and exceeds Seller's actual damages or that the retention of such sums by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. The parties further acknowledge and agree that the liquidated damages provided herein is a reasonable pre-estimate of Seller's probable loss resulting from Purchaser's default.

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13.       CONDITIONS PRECEDENT.

13.1       Inspection Period Condition. Purchaser's obligation to consummate the purchase of the Property in accordance with the terms and conditions of this Agreement is subject to and conditioned upon Purchaser's determination, on or before 5:00 p.m., Atlanta, Georgia time on the last day of the Inspection Period that the acquisition of the Property is desirable, which determination shall be made in Purchaser's sole and absolute discretion for any reason (or for no reason).

13.2       Satisfaction or Waiver of Inspection Period Condition. If the condition precedent in Subsection 13.1 is not satisfied or waived by Purchaser as aforesaid, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller and Escrow Agent on or before 5:00 p.m., Atlanta, Georgia time on the last day of the Inspection Period. If Purchaser does not give timely notice to Seller and Escrow Agent of Purchaser's intent to terminate this Agreement, then this Agreement shall continue in full force and effect and the Earnest Money shall be non-refundable except as otherwise expressly set forth herein. In the event that Purchaser timely sends notice of its intent to terminate this Agreement, then Escrow Agent shall immediately refund to Purchaser the Earnest Money, together with accrued interest thereon (less and except the sum of One Hundred Dollars ($100) which shall be paid to Seller as consideration for entering into this Agreement), in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly provided herein.

13.3       Conditions Precedent to Purchaser’s Obligation to Close. In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 13.3 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller, in Purchaser’s sole and absolute discretion. Purchaser may terminate this Agreement upon written notice to Seller due to the failure of any of the conditions precedent contained in this Agreement, in which event Purchaser shall be entitled to a prompt return of the Deposit, and the parties hereto shall have no further obligations hereunder except those which by their terms expressly survive any such termination.

13.3.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

13.3.2    On the Closing Date, all of the representations and warranties of Seller set forth in Section 6 hereof shall be true, accurate and complete.

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14.        BROKERS AND INDEMNIFICATION.

14.1       Commission. All negotiations relative to this Agreement and the sale and purchase of the Property as contemplated by this Agreement have been conducted by and between Seller and Purchaser without the intervention of any person or party as agent or broker, except for HFF (the "Broker"), which shall be paid a commission at Closing by Seller pursuant to a separate agreement. Seller and Purchaser warrant and represent that there are and will be no brokers' or intermediaries' commissions or fees payable as a consequence of the sale and purchase of the Property as contemplated by and provided for in this Agreement, other than the commission to Broker, if any, which shall be paid by Seller pursuant to a separate agreement. Seller and Purchaser shall and do hereby indemnify, defend and hold harmless each of the other from and against the claims, demands, actions and judgments (including, without limitation, attorneys' fees and expenses incurred in defending any claims or in enforcing this indemnity) of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of any dealings, negotiations or communications with the indemnifying party in connection with this Agreement or the sale and purchase of the Property. The foregoing indemnities shall survive the rescission, cancellation, termination or consummation of this Agreement.

15.        TIME OF ESSENCE. Time is of the essence of this Agreement.

16.        GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina. Purchaser and Seller hereby consent to the jurisdiction and venue of the federal and state courts for Wayne County, North Carolina. Purchaser and Seller, to the extent they may legally do so, hereby expressly waive any and all right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealing of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this paragraph with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

17.        NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by nationally recognized courier (such as Federal Express) which maintains a record or receipt of delivery, hand, facsimile transmission or other electronic transmission (including email transmission of a PDF), and addressed to each party at its addresses, facsimile numbers or email addresses as set forth below:

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To Seller:	RCG-Goldsboro, LLC 3060 Peachtree Road Suite 400 Atlanta, Georgia 30305 Attention: Frank Meyrath Facsimile: (404) 816-5445 Email: frankm@rcgventures.com
With a copy to:	RCG-Goldsboro, LLC 3060 Peachtree Road Suite 400 Atlanta, Georgia 30305 Attention: Lee Kolber, Esq. Facsimile: (404) 816-5445 Email: lee@rcgventures.com
With a copy to:	McGuireWoods LLP 1230 Peachtree Street Suite 2100 Atlanta, Georgia 30309 Attention: John T. Grieb Facsimile: (404) 443-5762 Email: jgrieb@mcguirewoods.com
To Purchaser:	Medalist Diversified Holdings, L.P. 11 South 12th Street, Suite 401 Richmond, Virginia 23219 Attention: William R. Elliott Facsimile: (804) 344-5072 Email: bill.elliott@medalistprop.com
With a copy to:	Kaplan Voelker Cunningham & Frank, PLC 1401 East Cary Street Richmond, VA 23219 Attention: Zach Grabill Facsimile: (804) 823-4099 Email: zgrabill@kv-legal.com

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand, courier facsimile delivery or other electronic transmission (including e-mail). Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder. Any notice given by counsel to a party shall have the same effect as if given by such party.

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18.         ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

19.         SURVIVAL. This Agreement and the provisions, covenants, representations and warranties hereof shall survive the delivery of the deed, quitclaim deed, conveyance documents or any of the instruments or documents executed and delivered at the Closing for a period of nine (9) months after Closing.

20.         EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

21.         CAPTIONS. All captions, heading, Section, Subsection, Paragraph and subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement.

22.         REFERENCES. All references to Sections, Subsections, Paragraphs or subparagraphs shall be deemed to refer to the appropriate Section, Subsection, Paragraph or subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms "herein", "hereof", "hereunder" and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular Section, Subsection, Paragraph or subparagraph hereof. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23.         COUNTERPARTS. This Agreement may be executed in several counterparts and by electronic or facsimile signatures which shall be deemed originals, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Transmission of a signed copy of this Agreement or any amendment or addendum by facsimile or by electronic delivery of a PDF copy, and the retransmission of any signed facsimile or electronic delivery of a PDF copy shall be the same as delivery of an original.

24.         WAIVER. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

25.         RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement (including Subsection 12.2), all rights, powers and privileges conferred hereunder shall be cumulative and not restrictive of those given by law.

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26.         ASSIGNMENT. Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Notwithstanding anything to the contrary contained in this Section 26, Purchaser may assign without Seller’s consent, on or prior to the Closing, all of its rights and delegate all of its obligations hereunder to an entity under common ownership or control with Purchaser. Purchaser shall provide Seller with prompt notice of such assignment/delegation together with a true, correct and complete copy of such assignment/delegation. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the assignor’s obligations under this Agreement in form and substance satisfactory to Seller, provided that Purchaser originally named herein shall not be relieved from its obligations under this Agreement. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations under this Agreement shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations under this Agreement. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable, and such shall be deemed a Purchaser default hereunder

27.         SUCCESSORS AND ASSIGNS. This Agreement shall apply to, be binding upon and enforceable against and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns to the same extent as if specified at length throughout this Agreement.

28.         DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

29.         FURTHER ASSURANCES. The parties hereto agree that they will each take such steps and execute such documents as may be reasonably required by the other party or parties to carry out the intents and purposes of this Agreement.

30.         SEVERABILITY. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding shall not affect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

31.         JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

32.         AUTHORITY OF SELLER. The undersigned partner of Seller hereby represents and warrants to Purchaser that it has full right, power and authority to execute and deliver this Agreement for and on behalf of Seller.

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33.         AUTHORITY OF PURCHASER. The undersigned officer of Purchaser, in the event Purchaser is not an individual, hereby represents and warrants that he has full right, power and authority to execute and deliver this Agreement for and on behalf of Purchaser.

34.         LIKE-KIND EXCHANGE. Each of the parties hereto agrees to cooperate at no expense to the cooperating party with the other party (or any member of the other party) in effecting an I.R.C. Section 1031 exchange, including executing and delivering any and all documents required by the exchange trustee or intermediary; provided, however, that the cooperating party shall have no obligation to execute any document, enter any transaction or arrangement or take or omit any other action, if such party determines in its reasonable discretion that the same would result in any liability, cost, expense, increased risk, delay or other detriment to the cooperating party.

35.         RECORD ACCESS AND RETENTION. At Purchaser’s request, Seller shall provide to Purchaser (at Purchaser’s sole cost and expense) copies of, or at Purchaser’s option shall provide Purchaser access to, such factual information as may be requested by Purchaser in its sole discretion, and in the possession of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the financial statements of the Property for the year to date of the year in which Closing occurs plus the three (3) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Purchaser shall be responsible for all out-of-pocket costs associated with any such audit. Seller shall cooperate (at no cost to Seller) with Purchaser and its auditor in Purchaser’s preparation and review of such information and the conduct of such audit. In addition, to the extent available Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested, historical financial statements for the Property to the extent in Seller’s possession, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and, to the extent available, Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent available, furnish to Purchaser such financial and other information as may be requested by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 35 for a period of not less than twelve (12) months after the Closing Date. The provisions of this Section shall survive Closing.

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IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement on the day and year first above written.

"SELLER":

RCG-GOLDSBORO, LLC, a Georgia limited liability company

By:	RCG Ventures Distressed Real Estate Opportunity Fund, LP, a Georgia limited partnership, its manager

	By:	RCG Ventures Fund II GP, LLC, a Georgia limited liability company, its general partner

		By:	/s/ Wilkes J. Graham
Wilkes J. Graham
Chief Financial Officer

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"PURCHASER":

Medalist Diversified Holdings, L.P., a Delaware limited partnership

By:	/s/ William R. Elliott
Name:	William R. Elliott
Title:	Chief Operating Officer and President